FOR IMMEDIATE RELEASE
HealthFitness Announces Third Quarter 2007 Financial Results
Third Quarter 2007 Highlights
•	Total revenue increased 5.0% —

•	Health management revenue grew 16.3% —

•	26 new Requests for Proposal (“RFPs”) for Health Management services and 13 for Fitness Management services.

•	After excluding a workers compensation premium refund of $0.3 million from third quarter 2006 gross profit, gross margin decreased approximately 190 basis points to 28.5%, —

•	Operating income fell to $0.2 million due in large part to unplanned overhead expenses that are believed to be short-term or non-recurring in nature —
Minneapolis, MN (November 5, 2007) — Health Fitness Corporation (OTC BB: HFIT), a leading provider of integrated employee health management programs, today announced financial results for the third quarter and nine months ended September 30, 2007.
For the quarter ended September 30, 2007, revenue increased 5.0% to $17.2 million, from $16.3 million for the same period last year. Gross profit during the quarter decreased 7.5% to $4.9 million, from $5.3 million for the same period last year. Gross profit for the third quarter of 2006 includes a $0.3 million benefit related to a refund of workers compensation premiums for our 2005 plan year. Operating income decreased to $0.2 million, from $2.0 million for the same period last year. Net earnings applicable to common shareholders decreased to $0.02 million, from $1.2 million in the prior year period. Net earnings per diluted share decreased to $0.00, from net earnings per diluted share of $0.06 for the same period last year.
For the nine months ended September 30, 2007, revenue increased 9.1% to $50.7 million, from $46.5 million for the same period last year. Gross profit during the first nine months increased 10.8% to $14.5 million, from $13.0 million for the same period last year. Gross profit for the first nine months of 2006 includes a $0.3 million benefit related to a refund of workers compensation premiums for our 2005 plan year. Operating income decreased 51.4% to $1.5 million, from $3.1 million for the same period last year. Net earnings applicable to common shareholders decreased to $0.7 million, from $2.5 million in the prior year period. Net earnings per diluted share decreased to $0.03, from net earnings per diluted share of $0.09 for the same period last year. Net earnings per diluted share for the nine months ended September 30, 2006 excluded a $0.8 million non-cash gain related to a change in fair value of warrants.
“During the quarter, we encountered some temporary revenue and expense challenges. From a revenue perspective, we experienced longer service implementation schedules for a few of our largest, new health management customers, which affected our ability to realize revenue growth consistent with past quarters. The good news is that we have begun to deliver services to most of these customers, which should lend support to our growth rate in the fourth quarter and into 2008. On the fitness side, we continue to feel the effects of the revenue loss attributable to the termination of a large automotive contract during the first quarter, although we are making good progress at replacing this loss through new customers,” said Gregg Lehman, Ph.D., President and Chief Executive Officer.

“In the quarter, we received 26 new RFPs for health management services and 13 new RFPs for fitness management services, which represents the highest number we have received this time of the year, and compares to only 8 health management and 8 fitness management RFPs for our third quarter of 2006. Although RFPs represent contract opportunities, rather than contract commitments, we believe this increased activity indicates that demand for integrated lifestyle improvement services is very strong, and that HealthFitness is considered a primary provider. With a total of 43 active proposals in various stages of the decision process, we are optimistic that we will win a number of these proposals. When the potential revenue from new customers that may result from these RFPs is added to the revenue backlog for existing new customers, we believe we are positioned to experience growth acceleration during 2008.”
“During the quarter, we obtained four new health management commitments and one new fitness management commitment, compared to two health management and three fitness management commitments in the third quarter of 2006. Compared to the higher number of commitments we received in the prior two quarters, this lower number for the third quarter is typical of a slow-down we generally experience during the summer months. Year to date, however, we are pleased with our total of 32 new commitments, which represents one of our best years for new business development.”
Dr. Lehman continued, “In addition to the planned investments we have made to strengthen our service capabilities, we incurred approximately $0.4 million of unplanned expenses during the quarter. Of this amount, approximately $0.3 million is attributed to the non-cash stock and stock option expense for two new board members, in addition to costs to enhance and improve our corporate governance and compliance procedures. The remaining $0.1 million of unplanned expenses is due to higher legal and business consulting services, which were largely non-recurring in nature.”
Dr. Lehman concluded, “Although our financial results for the quarter are lower compared to previous quarters, we believe these results are short-term in nature, and are primarily due to service timing delays, revenue loss from unforeseen contract terminations, the seasonality of new customer wins and unplanned, non-recurring operating expenses. There is a tremendous need in the employer market to improve employee health and contain rising healthcare costs, and the investments we have made will enable us to better help employers achieve these objectives. We will continue to aggressively execute our strategic plan to generate additional momentum, and believe we are in a position to achieve higher levels of revenue and margin growth into 2008 and beyond.”
Financial Highlights for the Third Quarter of 2007
•	Health management segment revenue grew 16.3% to $6.5 million, from $5.6 million for the same period last year. Of this revenue growth, staffing services revenue grew 10.0% to $4.0 million, from $3.7 million for the same period last year, and program and consulting services revenue grew 28.0% to $2.5 million, from $2.0 million for the same period last year. Overall, health management revenue growth is attributed to new customers and the expansion of existing customers. The increase in program and consulting services, compared to last year, was primarily driven by an increase in biometric screening and health coaching services, in addition to eHealth platform sales and customizations. The decrease in sequential quarterly revenue growth is primarily due to longer service implementation schedules for our larger, new customer commitments we obtained during the first two quarters of 2007.

•	Fitness management segment revenue declined 0.9% to $10.6 million, from $10.7 million for the same period last year. Of this revenue decline, staffing services revenue decreased 0.9% to $10.0 million, from $10.1 million for the same period last year, and program and consulting services revenue fell 2.4% to $0.58 million, from $0.59 million for the same period last year. Overall, the slight decline in fitness management staffing revenue is due to revenue losses from terminated contracts outpacing revenue from 2007 new contracts. The revenue decrease for program and consulting services is primarily due to fewer biometric screening engagements at our fitness center sites.

•	During the quarter, we obtained four new customer commitments in our health management segment that may realize incremental annualized revenue of approximately $2.0 million. In our fitness management segment, we obtained one new customer commitment that may realize incremental annualized revenue of approximately $0.6 million. The $2.6 million total for potential new, incremental annualized revenue is offset by a potential annualized revenue loss of $1.2 million from fitness management contract cancellations. Approximately $0.7 million of these contract cancellations is due to our decision to not renew an underperforming contract.

We generally evaluate prospective revenue and operating trends over a 12 to 18 month period of time. As a result, we do not view short-term changes in contract revenue, lower growth rates, or higher operating expenses to be an indication of future results, or a trend in our business. We have adopted this view because revenue attrition can be largely unpredictable as many of our contracts can be terminated with a 30 day notice. At the same time, new customer commitments, particularly in our health management segment, may take 90 to 180 days to generate full revenue once the planning process is complete. All of these events, taken together, can temporarily affect short-term revenue results and operating margins.

•	Gross margin for our health management segment fell to 37.0%, from 41.5% for the prior year period. This result is due to a gross margin decrease for staffing services, which fell to 25.8%, from 30.6% last year, and a gross margin decrease for programs and consulting services, which fell to 54.8%, from 61.6% last year. The gross margin decrease for staffing services is primarily due to a workers compensation premium refund in the third quarter of 2006, in addition to lower pricing for our new 2007 contracts. The gross margin decrease for programs and consulting is primarily due to a higher level of unproductive staff time for biometric screening services, and higher costs attributable to providing our eHealth platform.

•	Gross margin for our fitness management segment fell to 23.3%, from 27.5% for the prior year period. This result is primarily due to a gross margin decrease for staffing services, which fell to 21.7%, from 26.4%. This decline is primarily due to a workers compensation premium refund in the third quarter of 2006, lower pricing for our new 2007 contracts, and gross margin loss due to the cancellation of a large automotive contract effective March 31, 2007. This gross margin decrease was partially offset by gross margin growth in programs and consulting services, which grew to 50.7%, from 46.7%. This margin improvement is primarily due to lower costs for a number of services we provide at our fitness center sites.

•	Operating expenses as a percent of revenue increased to 27.1%, from 20.0% for the same period last year. This increase is primarily due to a 25.6% increase in salaries, which excludes a $193,500 increase in stock-based compensation, and a 61.9% increase in other selling, general and administrative expenses. These increases are primarily due to planned investments in additional staff and other operating expenses within certain operating units, including Research, Development and Outcomes, Marketing, Technology and Account Services. During the quarter, we incurred approximately $0.4 million of unplanned expenses. Of this amount, approximately $0.3 million is attributed to the non-cash stock and stock option expense for two new board members, in addition to costs to enhance and improve our corporate governance and compliance procedures. The remaining $0.1 million of unplanned expenses is due to higher legal and business consulting services, which were largely nonrecurring in nature. These expense increases were partially offset by a decrease in amortization expense related to a prior acquisition.

•	Operating margin for the third quarter declined to 1.3%, from 12.3% for the prior year period. Excluding the effect of the $0.3 million workers compensation premium refund we received in the third quarter of 2006, operating margin was 10.3% for the third quarter of 2006. This decrease is primarily due to planned investments we made to support our future growth plans, in addition to unplanned expenses we incurred during the third quarter of 2007.

•	We ended the third quarter with approximately $0.3 million of cash, working capital of $8.0 million, an increase of $2.2 million since December 31, 2006, no long term debt and stockholders’ equity of $26.2 million, an increase of $2.4 million since the end of 2006. We believe our strong balance sheet, in addition to our existing credit facility, will provide sufficient working capital to fund any additional 2007 capital and operational investments.
     Financial Highlights for the Nine Months Ended September 30, 2007 Compared to the Same Period Last Year.
•	Health management segment revenue grew 27.3% to $19.0 million, from $14.9 million for the same period last year. Of this revenue growth, staffing services revenue grew 15.4% to $11.6 million, from $10.1 million for the same period last year, and program and consulting services revenue grew 52.1% to $7.4 million, from $4.8 million for the same period last year. Overall, health management revenue growth is attributed to new customers and the expansion of existing customers. The significant increase in program and consulting services, compared to last year, was primarily driven by an increase in biometric screening and health coaching services and eHealth platform sales and customizations.

•	Fitness management segment revenue grew 0.5% to $31.7 million, from $31.6 million for the same period last year. Of this revenue increase, staffing services revenue increased 0.2% to $29.84 million, from $29.78 million for the same period last year, and program and consulting services revenue grew 6.0% to $1.9 million, from $1.8 million for the same period last year. Overall, the increase in fitness management segment revenue is attributed to new customers, the expansion of existing customers, and growth of program revenue at existing sites, including personal training, weight management services and massage therapy. This growth was mostly offset by the previously announced termination of a large automotive contract, in addition to other customer contracts that were terminated during our first nine months.

•	Year to date, we obtained 27 new customer commitments in our health management segment that may realize incremental annualized revenue of approximately $7.1 million, which includes approximately $0.7 million of potential annualized revenue from two existing fitness management customers. In our fitness management segment, we obtained five new customer commitments, and received a commitment to expand an existing customer, all of which may realize incremental annualized revenue of approximately $2.7 million. The $9.8 million combined total for this potential new, incremental annualized revenue will be offset by a potential annualized revenue loss of $3.3 million, which is entirely attributed to the cancellation of fitness management contracts. Approximately $0.7 million of these contract cancellations is due to our decision to not renew an underperforming contract.

•	Gross margin for our health management segment increased to 38.4%, from 36.9% for the prior year period. This increase is primarily due to the accelerated growth of our higher margin program and consulting service revenue, despite the slight fall in gross margin to 58.9%, from 59.0% for 2006. Offsetting this margin expansion was a decrease of gross margin from staffing services, which fell to 25.5% from 26.4%, due primarily to the refund of workers compensation premiums in the third quarter of 2006.

•	Gross margin for our fitness management segment decreased to 22.5%, from 23.9% for the prior year period. This decrease is due in part to gross margins from staffing services of 21.0%, compared to 22.4% for the same period last year, which is primarily due to a refund of workers compensation premiums in the third quarter of 2006, and a decrease of gross margin for programs and consulting services to 46.2%, from 48.0% for the same period last year, which is primarily due to slight gross margin decreases for personal training services, weight management products and eHealth platform services.

•	Operating expenses as a percent of revenue increased to 25.5%, from 21.5% for the same period last year. This increase is primarily due to a 21.4% increase in salaries, which excludes a $341,500 increase in stock-based compensation, and a 44.3% increase in other selling, general and administrative expenses. These increases are primarily due to planned investments in additional staff and other operating expenses within certain operating units, including Research, Development and Outcomes, Marketing, Technology and Account Services, in addition to the unplanned expenses we incurred during the third quarter of 2007, which were largely nonrecurring in nature. These expense increases were partially offset by a decrease in amortization expense related to a prior acquisition.

•	Operating margin for the nine months ended September 30, 2007 decreased to 2.9%, from 6.6% for the prior year period. Excluding the effect of the $0.3 million workers compensation premium refund we received in the third quarter of 2006, operating margin was 5.9% for the first nine months of 2006. This decrease is primarily due to planned investments we made to support our future growth plans, in addition to unplanned expenses we incurred during the third quarter of 2007.
Conference Call
Health Fitness Corporation will host a conference call today, November 5, 2007 at 2:00 p.m. Pacific (5:00 p.m. Eastern). Participating in the call will be Gregg Lehman, Ph.D., President and Chief Executive Officer, and Wes Winnekins, Chief Financial Officer. To listen to the call from the U.S., dial 1-888-740-6135; internationally, dial 1-913-312-0940. A replay of the call will be available until Monday, November 19, 2007, 11:59 p.m. ET. To access the replay from the U.S., dial 1-888-203-1112 and enter passcode 3634122, from outside the U.S., dial 1-719-457-0820 and enter passcode 3634122. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.hfit.com, where the call will be archived for 30 days.

About Health Fitness Corporation
Health Fitness Corporation is a leading provider of integrated employee health solutions to Fortune 500 companies, the health care industry and individual consumers. Serving clients for more than 30 years, Health Fitness Corporation partners with employers to effectively manage their health care and productivity costs by improving individual health and well-being. Health Fitness Corporation serves more than 300 clients globally via on-site management and remotely via Web and telephonic services. Health Fitness Corporation provides a complete portfolio of health and fitness management solutions including a proprietary health risk assessment platform, screenings, EMPOWERED™ Health Coaching and delivery of health improvement programs. Health Fitness Corporation employs more than 3,000 health and fitness professionals in national and international locations who are committed to the company’s mission of “improving the health and well-being of the people we serve.” For more information on Health Fitness Corporation, visit www.hfit.com.
Forward Looking Statements
Certain statements in this release, including, without limitation, management’s belief that increased service delivery to 2007 new customer commitments should lend support to the Company’s growth rate in the fourth quarter and into 2008, management’s belief that it is making good progress at replacing the loss of a large automotive contract through new fitness management customers, management’s belief that current RFP activity indicates that demand for integrated lifestyle improvement services is very strong, and that the Company is considered a primary provider, that management is optimistic it will win a number of new proposals, which when added to the current revenue backlog from existing customers, will position the Company to experience growth acceleration in 2008, management’s belief that the lower results for the third quarter are short-term in nature and primarily due to service timing delays, revenue loss from unforeseen contract terminations, the seasonality of new customer wins and unplanned operating expenses, management’s belief that the Company’s investments will enable it to better help employers improve employee health and contain rising healthcare costs, management’s belief that it is in a position to achieve higher levels of revenue and margin growth into 2008 and beyond, and management’s belief that our strong balance sheet, in addition to our existing credit facility, will provide sufficient working capital to fund our anticipated 2007 capital and operational investments, are forward-looking statements. In addition, the estimated annualized revenue value of our new and lost customers is a forward looking statement, which is based upon an estimate of the anticipated annualized revenue to be realized or lost. Such information should be used only as an indication of the activity we have recently experienced in our two business segments. These estimates, when considered together, should not be considered an indication of the total net, incremental revenue growth we expect to generate in 2007 or in any year, as actual net growth may differ from these estimates due to actual staffing levels, participation rates and service duration, in addition to other revenue we may lose in the future due to customer termination. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, our inability to deliver the health management services demanded by major corporations and other clients, our inability to successfully cross-sell health management services to our fitness management clients, our inability to successfully obtain new business opportunities, our failure to have sufficient resources to make investments, our ability to make investments successfully, continued delays in obtaining new commitments and implementing services, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission including our Form 10-K for 2006 as filed with the SEC. You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.
     Financial tables follow...

HEALTH FITNESS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
REVENUE	$17,153,058	$16,340,380	50,722,258	$46,482,771
COSTS OF REVENUE	12,268,332	11,061,752	36,272,205	33,439,649

GROSS PROFIT	4,884,726	5,278,628	14,450,053	13,043,122
OPERATING EXPENSES
Salaries	2,775,532	2,045,284	7,819,407	6,187,653
Other selling, general and administrative	1,835,136	1,133,118	5,008,770	3,471,455
Amortization of acquired intangible assets	42,771	96,986	128,311	313,058

Total operating expenses	4,653,439	3,275,388	12,956,488	9,972,166

OPERATING INCOME	231,287	2,003,240	1,493,565	3,070,956
OTHER INCOME (EXPENSE)
Interest expense	(16,681)	(1,681)	(23,371)	(5,831)
Change in fair value of warrants	—	—	—	841,215
Other, net	(4,432)	(2,529)	(1,856)	7,532

EARNINGS BEFORE INCOME TAXES	210,174	1,999,030	1,468,338	3,913,872
INCOME TAX EXPENSE	193,151	825,189	766,644	1,352,884

NET EARNINGS	17,023	1,173,841	701,694	2,560,988
Dividend to preferred shareholders	—	—	—	96,410

NET EARNINGS APPLICABLE TO
COMMON SHAREHOLDERS	$17,023	$1,173,841	$701,694	$2,464,578

NET EARNINGS PER SHARE:
Basic	$0.00	$0.06	$0.04	$0.14
Diluted	0.00	0.06	0.03	0.09
WEIGHTED AVERAGE COMMON SHARES:
Basic	19,834,858	18,963,948	19,618,221	17,665,550
Diluted	20,866,935	19,550,662	20,577,345	19,680,363

HEALTH FITNESS CORPORATION
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS
Cash	$251,760	$987,465
Trade and other accounts receivable, less allowances of $215,300 and $283,100	12,511,532	12,404,856
Inventories	677,592	326,065
Prepaid expenses and other	698,593	375,824
Deferred tax assets	217,476	217,476

Total current assets	14,356,953	14,311,686
PROPERTY AND EQUIPMENT, net	1,171,795	767,675
OTHER ASSETS
Goodwill	14,542,383	14,509,469
Software technology, less accumulated amortization of $686,400 and $370,200	1,526,783	1,658,575
Trademark, less accumulated amortization of $320,700 and $246,300	172,372	246,809
Other intangible assets, less accumulated amortization of $223,800 and $166,500	305,293	362,528
Deferred tax assets	437,010	437,010
Other	14,011	24,597

	$32,526,600	$32,318,349

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade accounts payable	$1,154,040	$1,811,939
Accrued salaries, wages, and payroll taxes	2,483,172	3,249,424
Accrued acquisition earnout	—	1,475,000
Other accrued liabilities	366,761	120,044
Accrued self funded insurance	286,981	201,053
Line of credit	848,460	—
Deferred revenue	1,180,252	1,663,121

Total current liabilities	6,319,666	8,520,581
LONG-TERM OBLIGATIONS	—	—
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; 50,000,000 shares authorized; 19,913,590 and 19,220,217 shares issued and outstanding	198,990	192,202
Additional paid-in capital	27,708,479	25,989,447
Accumulated comprehensive income	(53,534)	(35,186)
Accumulated deficit	(1,647,001)	(2,348,695)

	26,206,934	23,797,768

	$32,526,600	$32,318,349

CONTACTS:
Wes Winnekins, CFO Health Fitness Corporation (952) 897-5275	John Mills Integrated Corporate Relations (310) 954-1105